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                                                                  Exhibit 99

                  [FALCON LOGO]



FOR FURTHER INFORMATION


AT THE COMPANY:
Michael J. Dreller
Vice President - Finance & CFO
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 3, 2003

             FALCON PRODUCTS FURTHER DRIVES OPERATING EFFICIENCY
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         ST. LOUIS, MISSOURI, NOVEMBER 3, 2003 -- Falcon Products, Inc.
(NYSE: FCP), a leading manufacturer of commercial furniture, today announced the next step in its plans to streamline its operations. Through a combination of operating improvements in all of its plants and expansion of strategic sourcing partnerships, the Company will close its Canton, Mississippi facility and reallocate production across its current supply base. The initiatives announced today are expected to reduce the Company's fixed cost structure and improve operating performance. In addition, these actions are expected to provide greater levels of customer service and reduce required inventory levels. The Company expects to complete the plant closing and production transfers by the second quarter of fiscal 2004.

         In making the announcement, Franklin A. Jacobs, Chairman and Chief Executive Officer, stated, "We have significantly improved our cost structure in the last few years. The actions announced today reflect our continued focus on improving our cost structure and streamlining our operations. These actions will build upon our previously announced decision to close our manufacturing facility in Zacatecas, Mexico and are a key component of our ongoing plans to reduce costs and improve customer service."



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Falcon Products
Add  - 2 -


         David L. Morley, President and Chief Operating Officer, commented, "The primary focus of our restructuring efforts will be to better leverage the Company's existing manufacturing competencies and improve operating efficiencies. As we consolidate manufacturing operations into our existing facilities, we will improve our operational focus, deepen the skills of our people, provide greater levels of customer service, and improve our cost structure. We believe these actions will position the Company for improved financial performance, even in a slow economic environment."

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 10 manufacturing facilities throughout the world and has approximately 2,600 employees.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements, involve risks and uncertainties, including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting industry conditions. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any intent or obligation to update any forward-looking statements.